INTERPUBLIC REPLACES COMMITTED CREDIT FACILITIES

New Agreements Feature Improved Terms

        New York – The Interpublic Group announced today that it has entered into two new credit facilities, replacing its two existing committed facilities which were scheduled to mature on May 15, 2004 and June 26, 2005, respectively. The new facilities are comprised of a $250 million 364-day facility and a $450 million 3-year facility.

        The new facilities permit Interpublic to make payments of dividends on preferred stock of $45 million annually and additional payments of dividends on its common and preferred stock and share repurchases of up to $50 million annually. The $50 million amount is twice the amount permitted in the previous facilities and may be carried over to succeeding years to the extent unused, up to a maximum in any year of $125 million. The new credit agreements provide that the company may make new acquisitions for cash of up to $100 million, as did the previous credit facilities. But the new agreements allow Interpublic to carry over unused amounts to succeeding years, up to $250 million in any year. Under the new facilities the company’s capital expenditures are capped at $225 million annually, with a carry-over of up to $50 million. The previous facilities capped capital expenditures at $175 million and permitted up to $40 million of any unused amounts to be carried forward to the next calendar year. In addition, the new facilities bear interest at an interest spread above LIBOR of 1.125%, representing a savings of .625% when compared to the prior facilities.

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